Press Release	Source: Berliner Communications, Inc.

Berliner Reports Fiscal Year 2007 Financial Results
Tuesday October 2, 5:00 pm ET

Revenue Increases 40%; EBITDA Increases 89%

ELMWOOD PARK, N.J., October 2, 2007 (PRIME NEWSWIRE) -- Berliner Communications, Inc. (OTC BB:BERL.OB - News) (“Berliner”) today announced financial results for the fourth quarter and the year ended June 30, 2007.

Highlights for the Fiscal Year include:

•	Revenues increased from $39.3 million to $55.1 million, or 40%, compared to the prior year;

•	Gross Profit increased from $11.1 million to $17.9 million, or 61%, compared to the prior year;

•	Gross Margin increased from 28.3% in FY 2006 to 32.4% in FY 2007;

•	EBITDA increased from $1.7 million to $3.2 million, or 89%, compared to the prior year;

•	Made three strategic acquisitions, providing the company with a growing nationwide footprint and expanded customer base; successful integration continuing.

“This has been a break-through year for our Company,” said Rich Berliner, Berliner's Chairman and CEO. “Last year, we turned the corner to profitability, and we created an aggressive business plan designed to continue that success. As our financial results demonstrate, we delivered on that plan, showing strong increases in revenue and EBITDA throughout the year. This has been a year of tremendous growth for our company in other areas as well. We continue to diversify and rapidly grow our customer base, while at the same time winning additional, large- scale projects from our existing customers. We have more than doubled our number of employees this year while increasing profitability, and added offices across the country as we have acquired businesses in many key markets. As we grow internally and through acquisitions, we have added several new executives to our management team to support this growth. We have also diversified our service offerings in an effort to better serve our existing customers and attract new customers that can utilize these capabilities.”

“Looking forward,” added Berliner, “we expect fiscal 2008 to be another strong year. Our business plan continues to be growth oriented, and we expect to continue to aggressively pursue attractive acquisitions or other strategic partnerships if there are compelling business reasons for us to do so, and if we believe we can add value for our shareholders. Most importantly, our business plan will continue to be driven by customer service, and with our group of talented, dedicated and truly hard-working employees, our customers will remain priority one.”

Financial Results

Revenue for the company for the year ended June 30, 2007 was $55.1 million, as compared with $39.3 million for the year ended June 30, 2006. Berliner reported net income allocable to common shareholders of $1.1 million, or $0.07 per basic share and $0.06 per diluted share for the year, as compared to net loss allocable to common shareholders of $18.7 million, or $1.38 per basic and diluted share for the prior year. Fiscal 2006 includes the recording of a deemed dividend of $19.9 million on the conversion of our Series B and Series D Convertible Preferred Stock.

Revenue for the quarter ended June 30, 2007 was $18.2 million, as compared with $11.0 million for the quarter ended June 30, 2006. The increases in revenue during the fourth quarter of Fiscal 2007 included approximately $6.5 million attributable to our acquisitions during this period. Berliner reported net income allocable to common shareholders of $160 thousand or $0.01 per basic and diluted share in the three months ended June 30, 2007, as compared to net income allocable to common shareholders of $910 thousand, or $0.05 per basic and diluted share, for the three month period ended June 30, 2006.

EBITDA, that is, operating income, including gain on sale of fixed assets, plus depreciation expense, increased from $1.7 million to $3.2 million, or 89%, in fiscal 2007 compared to the prior year. A reconciliation of EBITDA to income from operations follows:

	Year ended June 30, 2007	Year ended June 30, 2006
Income from Operations	$2,767	$1,435
Depreciation Expense	484	247
Gain on Sale of Fixed Assets	(5)	(7)
EBITDA	$3,246	$1,675

We currently report our financial results on the basis of two reportable segments: (1) infrastructure construction and technical services and (2) real estate acquisition and zoning. The following represents our revenues and operating income (loss) for each segment for the three and twelve months ended June 30, 2007, and 2006, respectively:

(Amounts in thousands)
	Three months ended		Years ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)
Revenues:
Infrastructure construction and technical services	$14,153	$9,138	$43,501	$35,506
Real estate acquisition and zoning	4,095	1,875	11,634	3,819
Total revenues	$18,248	$11,013	$55,135	$39,325

Operating income (loss)
Infrastructure construction and technical services	$625	$788	$1,485	$1,436
Real estate acquisition and zoning	(124)	453	1,282	(1)
Total operating income (loss)	$501	$1,241	$2,767	$1,435

About Berliner Communications, Inc.

Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding our fiscal 2008 results, the ability to achieve our sales and profitability goals, our perception of future industry trends and the potential positive impact our business prospects, and other such statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from ours expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

EBITDA is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The company believes that EBITDA provides investors with a measure of the company’s operational and financial progress that corresponds with the measurements used by management. Management uses this measurement, in addition to other financial metrics, as a basis for allocating resources and making operating decisions.

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
	(Unaudited)
Revenues	$18,248	$11,013	$55,135	$39,325
Costs of revenues	11,678	6,913	37,275	28,202
Gross margin	6,570	4,100	17,860	11,123
Selling, general and administrative expenses	5,773	2,801	14,614	9,448
Depreciation and amortization	296	60	484	247
Gain from sale of fixed assets	-	(2)	(5)	(7)
Income from operations	501	1,241	2,767	1,435

Other (income) expense
Interest expense	784	33	1,238	74
Interest income	(9)	(4)	(37)	(14)
Financing fees	695	-	695	-
Income from equity investments	(37)	-	(41)	(98)
Other	14	175	(14)	85
(Loss) income before income taxes	(946)	1,037	926	1,388
Income tax (benefit) expense	(1,106)	127	(186)	133
Net income	160	910	1,112	1,255
Deemed Series B and D preferred dividends	-	-	-	19,936
Net income (loss) allocable to common shareholders	$160	$910	$1,112	$(18,681)

Net income (loss) per share:
Basic	$0.01	$0.05	$0.07	$(1.38)
Diluted	$0.01	$0.05	$0.06	$(1.38)

Weighted average number of shares outstanding:
Basic	17,036	17,265	17,035	13,582
Diluted	19,762	17,265	19,062	13,582

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,483	$534
Accounts receivable, net of allowance for doubtful accounts
of $261 and $180 at June 30, 2007 and 2006, respectively	22,911	12,334
Inventories	666	322
Deferred tax assets - current	336	-
Prepaid expenses and other current assets	771	332
	27,167	13,522
Property and equipment, net	2,569	566
Amortizable intangible assets, net	960	-
Goodwill	2,270	-
Deferred tax assets - long-term	950	-
Other assets	387	168
Total Assets	$34,303	$14,256

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$7,399	$5,356
Accrued liabilities	6,588	3,909
Accrued income taxes	326	128
Line of credit	5,537	1,111
Current portion of long-term debt	797	374
Current portion of capital lease obligations	52	33
	20,699	10,911
Long-term debt, net of current portion	5,765	163
Long-term capital lease obligations, net of current portion	199	24
Other long-term liabilities	694	-
Deferred tax liabilities - long-term	39	-
Total liabilities	27,396	11,098

COMMITMENTS

STOCKHOLDERS' EQUITY
Additional paid-in capital	15,655	13,018
Accumulated deficit	(8,748)	(9,860)
Total stockholders' equity	6,907	3,158
Total liabilities and stockholders' equity	$34,303	$14,256

Contact:	Berliner Communications, Inc.
Rich Berliner
201-791-3200
berlinerr@bcisites.com